UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 6, 2010

Vyteris, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13-01 Pollitt Drive, Fair Lawn, NJ		07410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 703-2299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On May 6, 2010, Vyteris, Inc. (the “Registrant”) consummated a private placement to accredited investors (“Investors”) of $725,000 principal amount of Senior Subordinated Convertible Promissory Notes due 2013 (the “Notes”).  The sale of the Notes also included issuance to Investors of five-year warrants to purchase an aggregate of 3,625,000 shares of the Registrant’s common stock with an exercise price of $0.25 per share.  This closing was the final closing of the private placement of Notes which was previously reported by the Company in a Form 8-K filed with the SEC on February 8, 2010.  Spencer Trask Ventures, Inc. acted as placement agent in connection with the private placement.

The Notes bear no interest and are convertible into common stock of the Registrant at the option of the Investors at an initial conversion price of $0.20 per share.  In addition, the Notes automatically convert into common stock of the Registrant if the closing bid price of the Registrant’s common stock equals or exceeds 300% of the conversion price for a period of twenty consecutive trading days.   The Registrant provided customary “piggyback” registration rights for a 24-month period to the Investors with respect to the shares of common stock of Registrant underlying the Notes and warrants.

In connection with the final closing, the Registrant received net proceeds of $605,337. after payment of an aggregate of $94,250 of commissions and expense allowance to the placement agent and approximately $25,412 of other offering and related costs.  The placement agent also received warrants to purchase 1,450,000 shares of the Registrant’s common stock (725,000 warrants at an exercise price of $0.20 and 725,000 warrants at an exercise price of $0.25) bearing substantially the same terms as the Investor warrants.

This private placement transaction to accredited investors is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D, promulgated thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYTERIS, INC.

By:	/s/ Joseph Himy
Name: Joseph Himy
Title: Chief Financial Officer

Dated: May 12, 2010